Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 15, 2012 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of September 30, 2012, of $31.7 million, a decrease of approximately $1.7 million since June 30, 2012. Net assets per share decreased to $3.00 as of September 30, 2012 from $3.16 as of June 30, 2012. Cash and cash equivalents totaled $26.2 million as of September 30, 2012, a decrease of $0.8 million since June 30, 2012. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Net assets	$31,664	$33,418	$37,651	$38,148	$38,970
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$3.00	$3.16	$3.56	$3.61	$3.69
Cash and cash equivalents	$26,246	$27,039	$16,296	$16,813	$16,648
Cash per share	$2.48	$2.56	$1.54	$1.59	$1.58

Equus also reported a decrease in total Fund expenses of approximately $0.1 million for the third quarter of 2012 as compared to the third quarter of 2011, and a decrease of approximately $1.1 million for the first nine months of 2012 as compared to the first nine months of 2011.

During the quarter, there was a decline in the fair value of Spectrum Management Group, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in 1999. Spectrum uses proprietary electronic tracking equipment and software, and a full suite of custom services to help client organizations, mainly financial institutions, protect or recover high-value merchandise and cash. Spectrum markets its services under the brand name Electronic Tracking Systems or ETS. The company specializes in assisting communities and law enforcement in recovery of stolen property.

In recent years, Spectrum has lost key customer accounts and has had declining EBITDA, which decline has continued into 2012. As a result of these and other negative factors, the Fund applied a liquidation approach for valuation purposes. Continued deterioration of the business has resulted in a decrease in the fair value of this investment from $0.3 million as of June 30, 2012 to $0.1 million as of September 30, 2012.

Subsequent to the end of the quarter, on October 15, 2012, the Fund announced that it had sold 1,500,000 of its 1,573,666 shares of Orco Property Group S.A. (“OPG”) and received net cash proceeds of €3.8 million, or $4.9 million, based on the settlement date’s EUR-USD intra-day exchange rate of 1.293. The OPG shares had been received by the Fund in two tranches as a result of the conversion of the Fund’s holding of 8,890 4% bonds of Orco Germany S.A., a controlled subsidiary of OPG. The first tranche, consisting of 1,102,455 shares of OPG, was received on May 9, 2012 and a second tranche of 471,211 OPG shares was received on October 8, 2012. In addition to the OPG shares, the Fund also received 6-year OPG notes in the principal amount of €1.2 million. The OPG notes, due February 2018, bear interest of 5% cash and 5% PIK per annum, which interest percentages may be reduced over time upon timely repayments of principal tranches during a four-year period commencing in 2015.

The net cash received from the sale of the OPG shares, exceeds the $2.7 million cost of investment of those shares (as disclosed in the Fund's most recent report on Form 10-Q for the quarter ended September 30, 2012), resulting in a realized gain of $2.2 million. Following the OPG share sale, the Fund still holds 73,666 OPG shares and the OPG notes.

Based on cash and cash equivalents of $26.2 million held by Equus at September 30, 2012, combined with the proceeds from the sale of the OPG shares, the Fund’s cash increases to $31.1 million or $2.95 of cash per share. The sale would have increased the Net Assets per share of $3.00 (as of September 30, 2012) by $0.15.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.